                                                                     Exhibit 3.6

                            CERTIFICATE OF CORRECTION
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 VOICENET, INC.

         Voicenet,  Inc., a  corporation  organized  and  existing  under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY: that a Certificate of Amendment to the Certificate of  Incorporation  was filed with the Secretary of State of Delaware on March 3,
2000 and that said  Certificate  requires  correction  as  permitted by Sections
103(f) of the General Corporation Law of the State of Delaware.

         The  inaccuracy  or defect of said  Certificate  to be  corrected is as follows:  It has been  discovered  that in Article Fourth the description of the powers  of the  Board of  Directors  with  respect  to the  Preferred  Stock was omitted. The following sets forth the corrected Article Fourth in its entirety:

                  "FOURTH:  The  total  number  of  shares  of stock  which  the
                  Corporation  shall have  authority to issue is  51,000,000  of which  50,000,000  shall be shares of Common Stock,  par value
                  $.01 per share,  and  1,000,000  shall be shares of  Preferred
                  Stock, par value $.01 per share. The shares of Preferred Stock may be  divided  into  such  number  of series as the Board of
                  Directors may determine.  The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions  granted to and imposed upon the Preferred  Stock or any series  thereof  with  respect  to any wholly  unissued series of Preferred  Stock, and to fix the number of shares of any such series of Preferred  Stock.  The Board of  Directors, within the limits and restrictions stated in any resolution or resolutions  of the Board of Directors  originally  fixing the number of shares  constituting  any  series,  may  increase or decrease  (but not  below the  number of shares of any  series subsequent to the issue of shares of that series."

                  IN WITNESS  WHEREOF,  the undersigned  sets his hand as of the
20th day of April, 2001.

                                              VOICENET, INC.

                                              By:     /s/ Alan Dawson
                                                 -----------------------------
                                              Name:    Alan Dawson
                                              Title:   Chief Executive Officer